EXHIBIT 99.1

Lifeway Foods Announces First Quarter 2014 Financial Results

First Quarter Gross Sales Increase 16% to $32.1 Million

First Quarter Net Sales Increase 20% to $29.1 Million

Morton Grove, IL — May 12, 2014 — Lifeway Foods, Inc., (Nasdaq: LWAY), a leading supplier of cultured dairy products known as kefir and organic kefir, today announced results for the first quarter ended March 31, 2014.

“We are pleased to report our results for the first quarter in which we achieved robust sales growth,” said Julie Smolyansky, CEO of Lifeway Foods, Inc. “I believe this demonstrates a strong start to the 2014 fiscal year. I am impressed with our team’s ability to closely manage expenses despite increased margin pressure due to milk prices. We believe that the progress we have made in product innovation and the positive consumer response to our products has positioned us well to capitalize on our growth opportunities. We continue to add new distribution in the US and to expand Lifeway’s kefir probiotic reach. Looking ahead, our team remains committed to delivering increased financial results and we expect fiscal 2014 to be another record year.”

First Quarter Results
First quarter of 2014 gross sales increased approximately 16% to $32.1 million compared to $27.6 million for the first quarter of 2013.  This increase is primarily attributable to increased sales and awareness of the Company’s flagship line, Kefir, as well as ProBugs® Organic Kefir for kids and BioKefir™.

First quarter total consolidated net sales increased approximately 20% to $29.1 million from $24.4 million in the first quarter of 2013.  Net sales are recorded as gross sales less promotional activities such as slotting fees paid, couponing, spoilage and promotional allowances as well as early payment terms given to customers.  The total allowance for promotions and discounts in the first quarter of 2014 was approximately $2.9 million or 9% of gross sales, compared to $3.2 million or approximately 12% of gross sales in the same period last year.

Cost of goods sold as a percentage of net sales, excluding depreciation expense, were approximately 74% during the first quarter of 2014, compared to approximately 63% during the same period in 2013. Gross profit for the first quarter of 2014 decreased 18% to approximately $7.1 million, compared to approximately $8.6 million in the first quarter of the prior year. The gross profit margin decreased to 24% in the first quarter 2014 versus 35% in the first quarter of 2013. The decrease was primarily attributable to the increased cost of conventional milk, the Company’s largest raw material.  The total cost of milk was approximately 35% higher during the first quarter 2014 when compared to the same period in 2013.

Operating expenses as a percentage of net sales were approximately 21% during the first quarter of 2014, compared to approximately 20% during the same period in 2013.  This was primarily attributable to an increase in selling related expenses, which increased approximately 24% to $3.5 million during the first quarter of 2014, from $2.8 million during the same period in 2013.

The Company reported income from operations of $1.0 million during the first quarter of 2014 compared to $3.7 million during the same period in 2013.

Provision for income tax was $0.3 million or a 34% effective tax rate for the first quarter compared to a provision for income tax of $1.4 million or a 37% effective tax rate during the same period in 2013.

Total net income was $0.7 million, or $0.04 per diluted share, for the three-month period ended March 31, 2014 compared to $2.4 million, or $0.14 per diluted share, in the same period in 2013.

Balance Sheet/Cash Flow Highlights
The Company had cash and cash equivalents of $2.5 million as of March 31, 2014 compared to cash and cash equivalents of $3.3 million as of December 31, 2013.

Total stockholder’s equity was $43.6 million as of March 31, 2014, which is an increase of $0.7 million when compared to December 31, 2013.  This is primarily due to the increase in retained earnings of $0.7 million when compared to December 31, 2013.

Conference Call
The Company will host a conference call to discuss these results with additional comments and details on Monday, May 12, 2014 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Lifeway Foods’ website at www.lifeway.net, and will be archived online through May 26, 2014. In addition, listeners may dial 877-407-3982 in North America, and international listeners may dial 201-493-6780. Participants from the Company will be Julie Smolyansky, President and Chief Executive Officer, and Edward Smolyansky, Chief Financial Officer and Chief Operating Officer.

About Lifeway Foods
Lifeway Foods, Inc. (Nasdaq: LWAY), recently named one of Fortune Small Business' Fastest Growing Companies for the sixth consecutive year, is America's leading supplier of the cultured dairy products known as kefir and organic kefir. Lifeway Kefir is a dairy beverage that contains 10 exclusive live and active probiotic cultures plus ProBoost™. In addition to its line of Kefir products, the company produces a variety of Frozen Kefir and probiotic cheese products. Lifeway also sells frozen kefir, kefir smoothies and kefir parfaits through its Starfruit™ retail stores.

Find Lifeway Foods, Inc. on Facebook: www.facebook.com/lifewaykefir
Follow Lifeway Foods on Twitter: http://twitter.com/lifeway_kefir
YouTube: http://www.youtube.com/user/lifewaykefir.

Forward Looking Statements
This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company's reports filed with the Securities and Exchange Commission.

Contact:

Lifeway Foods, Inc.
Phone: 877.281.3874
Email: info@Lifeway.net
Investor Relations:

ICR

Katie Turner
John Mills 646.277.1228

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
March 31, 2014 and 2013 (Unaudited) and December 31, 2013

	March 31,		December 31,
	2014	2013	2013
ASSETS

Current assets
Cash and cash equivalents	$2,474,708	$2,739,957	$3,306,608
Investments	2,790,935	2,062,343	2,516,380
Certificates of deposits in financial institutions	—	250,000	15,373
Inventories	7,355,884	7,080,899	6,899,008
Accounts receivable, net of allowance for doubtful
accounts and discounts ($1,300,000 and $1,350,000 and $1,050,000)	10,794,866	11,915,981	10,444,839
Prepaid expenses and other current assets	39,855	92,827	128,323
Other receivables	91,628	5,165	103,272
Deferred income taxes	360,110	295,701	322,071
Refundable income taxes	2,580,323	84,828	1,014,947
Total current assets	26,488,309	24,527,701	24,750,821

Property and equipment, net	21,248,982	14,917,260	20,824,448

Intangible assets
Goodwill and other non amortizable brand assets	14,068,091	14,068,091	14,068,091
Other intangible assets, net of accumulated amortization of
$4,734,478, $4,020,598 and $4,555,559 at March 31, 2014
and 2013 and at December 31, 2013, respectively	3,571,522	4,285,403	3,750,441
Total intangible assets	17,639,613	18,353,494	17,818,532

Other Assets
Long-term accounts receivable net of current portion	273,000	294,000	280,000
Total assets	$65,649,904	$58,092,455	$63,673,801

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current maturities of notes payable	$879,354	$543,591	$875,002
Accounts payable	6,958,999	6,465,801	6,723,179
Accrued expenses	2,732,170	1,197,883	1,284,060
Accrued income taxes	—	462,593	—
Total current liabilities	10,570,523	8,669,868	8,882,241

Notes payable	8,775,587	4,820,160	8,999,012

Deferred income taxes	2,689,167	2,909,134	2,843,426
Total liabilities	22,035,277	16,399,162	20,724,679

Stockholders' equity
Common stock, no par value; 40,000,000 shares authorized;
17,273,776 shares issued; 16,346,017 shares outstanding
at March 31, 2014; 17,273,776 shares issued; 16,346,017 shares outstanding at March 31, 2013 and 16,346,017 shares outstanding at December 31, 2013	6,509,267	6,509,267	6,509,267
Paid-in-capital	2,032,516	2,032,516	2,032,516
Treasury stock, at cost	(8,187,682)	(8,187,682)	(8,187,682)
Retained earnings	43,247,392	41,270,416	42,587,214
Accumulated other comprehensive income (loss), net of taxes	13,134	68,776	7,807
Total stockholders' equity	43,614,627	41,693,293	42,949,122

Total liabilities and stockholders' equity	$65,649,904	$58,092,455	$63,673,801

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Consolidated Statements of Income and Comprehensive Income
For the Three Months Ended March 31, 2014 and 2013

	(Unaudited)
	Three Months Ended
	March 31,
	2014		2013
Sales	$32,061,147		$27,590,622
Less: discounts and allowances	(2,929,436)		(3,203,591)
Net sales	29,131,711	29,131,711	24,387,031	24,387,031

Cost of goods sold		21,681,910		15,402,875
Depreciation expense		383,361		394,125

Total cost of goods sold		22,065,271		15,797,000

Gross profit		7,066,440		8,590,031

Selling expenses		3,479,688		2,813,572
General and administrative		2,380,631		1,868,100
Amortization expense		178,919		177,842

Total operating expenses		6,039,238		4,859,514

Income from operations		1,027,202		3,730,517

Other income (expense):
Interest and dividend income		28,698		15,009
Rental income		500		3,269
Interest expense		(65,569)		(36,299)
Gain (loss) on sale of investments, net
reclassified from OCI		4,808		64,335
Loss on disposition of assets		—		—
Other income (expense)		—		—
Total other income (expense)		(31,563)		46,314

Income before provision for
income taxes		995,639		3,776,831

Provision for income taxes		335,461		1,411,192

Net income		$660,178		$2,365,639

Basic and diluted earnings
per common share		0.04		0.14

Weighted average number of
shares outstanding		16,346,017		16,346,017

COMPREHENSIVE INCOME

Net income		$660,178		$2,365,639

Other comprehensive income
(loss), net of tax:
Unrealized gains (losses) on
investments (net of tax)		8,044		51,535
Less reclassification adjustment
for (gains) losses included in
net income (net of taxes)		(2,717)		(36,349)

Comprehensive income		$665,505		$2,380,825

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2014 and 2013

	March 31,
	2014	2013

Cash flows from operating activities:
Net income	$660,178	$2,365,639
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	562,280	571,967
Loss (gain) on sale of investments, net	(4,808)	(64,335)
Deferred income taxes	(196,401)	(192,090)
Bad Debt Expense	126,049	51,819
Loss (Gain) on sale of equipment	—	—
(Increase) decrease in operating assets:
Accounts receivable	(468,826)	(3,244,063)
Other receivables	11,644	3,660
Inventories	(456,876)	(1,141,713)
Refundable income taxes	(1,565,376)	—
Prepaid expenses and other current assets	88,468	4,311
Increase (decrease) in operating liabilities:
Accounts payable	235,820	2,209,076
Accrued expenses	1,448,110	42,206
Income taxes payable	—	208,282
Net cash provided by operating activities	440,262	814,759

Cash flows from investing activities:
Purchases of investments	(814,804)	(1,271,516)
Proceeds from sale of investments	554,609	1,170,271
Investments in certificates of deposits	—	—
Redemption of certificates of deposits	15,000	200,000
Purchases of property and equipment	(807,894)	(324,608)
Proceeds from sale of equipment	—	—
Net cash (used in) provided by investing activities	(1,053,089)	(225,853)

Cash flows from financing activities:
Repayment of notes payable	(219,073)	(135,175)
Net cash provided (used in) financing activities	(219,073)	(135,175)

Net (decrease) increase in cash and cash equivalents	(831,900)	453,731

Cash and cash equivalents at the beginning of the period	3,306,608	2,286,226

Cash and cash equivalents at the end of the period	$2,474,708	$2,739,957